Exhibit 99.(p)(5)

CODE OF ETHICS

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Foundry Partners and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the ‘Code’). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Foundry Partners to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge her duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Foundry Partners’ services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Foundry Partners must act in its Clients’ best interests at all times. Neither Foundry Partners, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Foundry Partners’ business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their manager, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by Foundry Partners or its Employees could have severe negative consequences for Foundry Partners, its Clients, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter. Any problems identified during the review will be addressed in ways that reflect Foundry Partners’ fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the CEO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory, or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations. If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to Foundry Partners’ senior management.

Distribution of the Code and Acknowledgement of Receipt

Foundry Partners will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Foundry Partners’ policies and procedures described in this Manual, including this Code of Ethics, upon commencement of employment, annually, and following any material change to the Manual.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Foundry Partners, Employees, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for Foundry Partners, its Employees, and/or Clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Foundry Partners’ policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts.

In some instances conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

Personal Securities Transactions

As a matter of general policy, Employees are prohibited from purchasing any Limited Offerings and Initial Public Offerings (“IPO’s”) without first pre-clearing those transactions with the CCO. Employees may also not purchase any securities found on the Firms Restricted List, without pre-clearance from the CCO.

Foundry Partners requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities”, which include any Security except;

•	Direct obligations of the Government of the United States
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by Foundry Partners;
•	Interests in 529 college savings plans; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Foundry Partners.

As a reminder, ETF’s are Reportable Securities and are subject to the reporting requirements contained in the Foundry Partners Securities Transactions policy.

Pre-clearance Procedures

Employees shall seek pre-clearance for IPO’s and Limited Offerings by using the “IPO/Limited Offering Request” form on the Personal Trading Control Center (“PTCC”). Any request submitted in another form will be automatically rejected. Once the request is received by the CCO or their designee, the CCO may request information from the Firm’s traders on scheduled or previously made transactions by the Firm. If the trade is approved by the CCO or their designee, the trade will be “Accepted” on PTCC and the Employee has 24 hours to make the transaction.

Foundry Partners’ CCO will maintain a Restricted List of Securities on PTCC, to be accessible by all employees. The Restricted list will contain a list of securities about which Foundry Partners might have received Material Non-Public Information. It is the responsibility of the employee to check the Restricted Securities List for up-to-date information on securities that have been added or removed. If an employee wishes to make a trade in a security contained on the Restricted List, they must submit a “Trade Request” form on PTCC. The CCO may consult with management and the Firms traders to determine if a trade is acceptable in such security. In the event that the CCO does approve of the trade, the employee has 24 hours to make the trade in that security.

Reporting

Foundry Partners must collect information regarding the personal trading activities and holdings of all Employees. Employees will enter account information through PTCC (account number, account name, date of account opening and Broker/Dealer) for all Reportable Accounts. Certain Reportable Accounts will qualify for a Brokerage Feed from their Broker/Dealer (“B/D”) which allows the B/D to send transactional and holdings data directly into PTCC for the employee. If the account does not qualify for a Brokerage Feed, it will be the employee’s responsibility to enter in all holdings and transactional data for their Reportable Accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in covered accounts on PTCC. If the Employees accounts qualified for a Direct Brokerage feed, the transactional data will appear on their quarterly certification. It is the Employees responsibility to ensure the accuracy of such data and notify the CCO or their designee if any discrepancies are found. Employees must also report any new account opened during the quarter which hold Reportable Securities.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Reportable Securities. Reports regarding accounts and holdings must be submitted on PTCC to the CCO or their designee on or before the appropriate due dates. Annual report must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee.

If an Employee does not have any holdings and/or accounts to report, they will still submit the Initial/Annual Holdings report on PTCC.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit;

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan;
•	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment

Review of Employee Trading

The CCO or their designee may periodically review employee trades against the Firm trades or other market information to ensure that no employee uses his/her position at the firm to unfairly advantage themselves. This includes reviewing for manipulative practices including front running, tailgating, trading opposite of the firm and insider trading.

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

Foundry Partners’ Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Disclosure of the Code of Ethics

Foundry Partners will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for Foundry Partners’ Code of Ethics should be directed to the CCO.

Implementation Date: July 10, 2013

Most Recent Amendment Date: December 20, 2016 Previous amendment Date: December 30, 2015

INSIDER TRADING

Policies and Procedures

Employees are strictly forbidden from engaging in Insider Trading, either personally or on behalf of Foundry Partners’ Clients. Foundry Partners’ Insider Trading Policies and Procedures apply to all Employees, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons.

Procedures for Recipients of Material Non-Public Information

If an Employee has questions as to whether they are in possession of Material Non-Public Information, they should inform the CCO as soon as possible. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, an Employee:

•	Must immediately report the potential receipt of Material Non-Public Information to the CCO
•	Must not trade the securities of any company about which they may possess Material Non- Public Information
•	Must not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position; and
•	Must not conduct research, trading, or other investment activities regarding a security for which they may have Material Non-Public Information until the CCO dictates an appropriate course of action.

Trading in affected securities may resume, and other responses may be adjusted or eliminated, when the CCO determines that the information has become public and/or immaterial. At such time, the CCO will amend the memorandum noted above to indicate the date that trading was allowed to resume and the reason for the resumption. A listing of all restricted securities can be found on PTCC. The CCO or their designee will update the restricted list to include a beginning date and end date of trading restrictions around a security.

Selective Disclosure

Non-public information about Foundry Partners’ investment strategies, trading, and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Employees must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the CCO. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that Foundry Partners owes to its Clients.

Relationships with Potential Insiders

Foundry Partners’ Clients and third-party research providers may possess Material Non-Public Information.

Individuals with access to Material Non-Public Information may have an incentive to disclose the information to Foundry Partners due to the potential for personal gain. Employees should be extremely cautious about investment recommendations, or information about issuers, that it receives from Clients and third-party research providers. Employees should inquire about the basis for any such recommendations or information, and should consult with the CCO if there is any appearance that the recommendations or information are based on Material Non-Public Information.

Paying Industry Experts for Research

Foundry Partners’ Employees may consult with paid industry experts (e.g., Gerson Lehrman Group) as part of the Company’s research process. Employees who wish to speak with a paid industry expert must:

•	Tell the expert at the beginning of the meeting that Foundry Partners does not want to receive any information:

o	about the expert’s employer or affiliated entities,
o	about prior employers, or affiliated entities, of the expert during the past six months;
o	that the expert is prohibited from disclosing; or
o	that may be Material Non-Public Information.

Immediately report the receipt of any potentially Material Non-Public Information to the CCO. The CCO may also periodically attend meetings with paid industry experts or review meeting notes in order to understand the types of information that are discussed, review sampled email correspondence involving paid industry experts, monitor the frequency with which various experts are being used, and/or compare particularly profitable trading to Foundry Partners’ past contacts with industry experts.

Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Employees of Foundry Partners and other market participants and trading counterparties. Employees should consult with the CCO regarding questions about the appropriateness of any communications.

Implementation Date: February 1, 2013

Most Recent Amendment Date: December 30, 2015

Previous amendment: January 2, 2014

GIFTS AND ENTERTAINMENT

Policies and Procedures

Guiding Principles

Foundry Partners holds its Employees to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti- bribery and anti-corruption statues in the U.S. are broadly written, so Employees should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

Employees’ Receipt of Entertainment

Employees may attend business meals, sporting events, and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature, and the giver is also in attendance. If the estimated cost or value of the Employee’s portion of the entertainment is greater than $250, the Employee must report his/her attendance to the CCO through the “Gifts & Entertainment Request” form on PTCC.

Employees’ Receipt of Gifts

Employees must report their intent to accept gifts over $250 (either one single gift, or in aggregate on an annual basis) to the CCO by email or submitting the “Gifts & Entertainment Request” form on PTCC.

Foundry Partners expects that it will bear the costs of Employee travel and lodging associated with conferences, research trips, and other business-related travel. If these costs are borne by a person or entity other than Foundry Partners they should be treated as a gift to the Employee for purposes of this policy.

Gifts such as holiday baskets or lunches delivered to Foundry Partner’s offices, which are received on behalf of the Company, do not require reporting.

Foundry Partners’ Gift and Entertainment Giving Policy

Foundry Partners and its Employees are prohibited from giving gifts or entertainment that may appear lavish or excessive, and must obtain approval to give gifts or entertainment in excess of $250 to any Client, prospect, or individual or entity that Foundry Partners does, or is seeking to do, business with. Employees should seek approval by submitting the request on PTCC.

Gifts and Entertainment Given to Union Officials

Any gift or entertainment provided by Foundry Partners to a labor union or a union official in excess of $250 per fiscal year must be reported on Department of Labor Form LM-10 within 90 days following the end of Foundry Partners’ fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the CCO, via PTCC, or completing the LM-10 Form.

Gifts and Entertainment Given to ERISA Plan Fiduciaries

Foundry Partners is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries, regardless of dollar amount, must be reported to the CCO by email or completing the Gifts and Entertainment request on PTCC.

Gifts and Entertainment Monitoring

The COO will track Employees’ provision and receipt of gifts and entertainment. The CEO will be responsible for reviewing any gifts and entertainment reported by the CCO.

Implementation Date: February 1, 2013

Most Recent Amendment Date: December 20, 2016

Previous amendment: December 30, 2015

POLITICAL AND CHARITABLE CONTRIBUTIONS, AND PUBLIC POSITIONS

Policies and Procedures

Political Contributions

Political contributions by Foundry Partners or Employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited. Foundry Partners currently prohibits its employees and the Company itself from making any political contributions (e.g., state, local, and national political candidates, parties, or action committees). However, Foundry Partners may at its discretion grant permission on a case by case basis. All employees will be required to certify their Political and Charitable Contributions each calendar quarter.

The CCO or designee will maintain a list of all Clients that meet the definition of a “government entity” for purposes of Rule 206(4)-5.

Any political contribution by Foundry Partners, rather than its Employees, must be approved by the CCO, irrespective of the proposed amount or recipient of the contribution.

Charitable Donations

Foundry Partners and its Employees are permitted to provide charitable donations. However, donations by Foundry Partners or Employees to charities with the intention of influencing such charities to become Clients are strictly prohibited. Employees should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

Implementation Date: February 1, 2013

Most Recent Amendment Date: December 20, 2016

COMPLAINTS

Policies and Procedures

Any statement transmitted verbally, in a letter, by fax, by email, or otherwise, that alleges specific inappropriate conduct by Foundry Partners is a complaint. While observations about market conditions or an account’s performance may not be complaints, Employees should consult with the CCO if there is any question as to whether a communication is a complaint.

All Employees must promptly report any complaints to the CCO. Failure to report a complaint will be cause for corrective action, up to and including dismissal. Employees receiving a verbal complaint should document the complaint using the Complaint Memorandum, and should submit the completed memorandum when reporting the complaint.

The CCO will investigate and respond to all Client complaints in a timely manner, will describe and log all complaints, and will retain copies of all documentation associated with each complaint in a complaint file. The CCO may consult with Outside Counsel regarding the appropriate resolution of a complaint. Any offers of settlement, or actual settlements, may only be made with the written approval of the CEO.

Implementation Date: February 1, 2013

Most Recent Amendment Date: January 2, 2014

OUTSIDE BUSINESS ACTIVITIES AND PRIOR EMPLOYMENT

Policies and Procedures

Outside Business Activities

All Foundry Partners employees are prohibited from engaging in outside activities without the prior approval of the CCO. An Outside Business Activity Reporting Form must be submitted on PTCC for each Outside Business Activity. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. Failure to obtain written approval from Foundry Partners’ CCO prior to engaging in an outside business activity could result in disciplinary action, including termination.

Outside Business Activity would include, but not limited to, any business activity that is outside the scope of your responsibilities in your position with Foundry Partners. Such business activity includes acting as a proprietor, partner, officer, director, trustee, consultant, employee, agent or having any financial interest in another business or organization. Outside business activity also includes non- compensated positions for which you have a fiduciary duty, such as president, treasurer, trustee, power of attorney, charitable or other officer position for a non-profit board of trustees.

No Employee may utilize property of Foundry Partners, or utilize the services of Foundry Partners or its Employees, for his or her personal benefit or the benefit of another person or entity, without prior approval from the CCO. For this purpose, ‘property’ means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services. Employees should refrain from conducting any duties for the Outside Business Activity during Foundry Partners normal working hours.

No Employee may borrow from or become indebted to any person, business or company having business dealings or a relationship with Foundry Partners, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use Foundry Partners’ name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent from the CCO.

An Employee who is granted approval to engage in an outside business activity must not transmit Material Non-Public Information between Foundry Partners and the outside entity. If participation in the outside business activity results in the Employee’s receipt of Material Non-Public Information that could reasonably be viewed as relevant to Foundry Partners’ business activities, the Employee must discuss the scope and nature of the information flow with the CCO. Similarly, if an Employee receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.

Implementation Date: February 1, 2013

Most Recent Amendment Date: December 20, 2016

DUTY TO SUPERVISE

Policies and Procedures

Foundry Partners’ management recognizes its duty to supervise the actions of its Employees. Compliance with the policies and procedures contained in this Manual assists Foundry Partners’ management in fulfilling its supervisory obligations. The policies and procedures included in this Manual are intended to prevent and detect violations of applicable laws, rules, and regulations by Employees. As appropriate, this Manual identifies the individuals who have supervisory authority over Foundry Partners’ various activities. Employees who are unfamiliar with any activities, or who require assistance carrying out their duties, are expected to consult with their manager.

All Employees must comply with the letter, and the spirit, of this Manual, which includes the Code of Ethics. Employees are expected to use good judgment, and to report any suspected violations of Foundry Partners’ policies or the Federal Securities Laws to their manager and/or the CCO, as appropriate. Foundry Partners’ senior management will include the CCO in the resolution of any issues that may involve a violation of the Federal Securities Laws or a weakness in Foundry Partners’ compliance program.

Supervisory Responsibilities

Foundry Partners’ Employees may have explicitly defined supervisory responsibilities because of a position or title, and/or de facto supervisory responsibilities because of activities, roles, abilities, or operational authority within the Company. All Employees with explicit or implicit supervisory authority have affirmative duties to:

•	Ensure that Foundry Partners’ practices are consistent with the Company’s written policies and procedures, and are not inconsistent with disclosures to Clients;
•	Effectively monitor Employees over whom they have supervisory authority; and
•	Ensure that Foundry Partners responds appropriately and in a timely manner to any actual or suspected wrongdoing, undisclosed conflicts of interest, ineffective internal controls, or other compliance risks.

Escalating Perceived Risks

Employees are generally expected to discuss any perceived risks, or concerns about Foundry Partners’ business practices, with their direct supervisor. Supervisors should act prudently and exercise good judgment when determining an appropriate response to any reported risks or concerns. The CCO should be informed of any potentially serious risks, material weaknesses in internal controls, or inappropriate business practices.

Branch Office Supervision

Foundry Partners also maintains an office in Cleveland, Ohio. The CCO or a designee will conduct periodic on-site visits, as necessary.

Implementation Date: February 1, 2013

Most Recent Amendment Date: January 2, 2014

Whistleblower Policy

Foundry encourages protection of client interest by promoting and providing a safe system for receipt and evaluation of unethical conduct or federal securities law violations from individuals associated with Foundry or that of its service providers and the general public. Under the direction and oversight of the CCO, the disclosure process guarantees confidentiality to the whistleblower and reporting of any such disclosures relating to the misconduct of Foundry or its affiliates, employees, or service providers.

Background

Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides that the Commission shall pay awards to eligible whistleblowers who voluntarily provides the SEC with original information that leads to a successful enforcement action yielding monetary sanctions of over $1 million. The award amount is required to be between 10 percent and 30 percent of the total monetary sanctions collected in the Commission’s action or any related action such as in a criminal case. A whistleblower may be eligible to receive an award for original information provided to the Commission on or after July 22, 2010, but before the whistleblower rules become effective, so long as the whistleblower complies with all such rules once effective.

Final rules implementing the Whistleblower Program were approved by the Commission on May 25, 2011. These final rules took effect August 12, 2011. Compliance with these rules is required to qualify for an award. Please visit the Office of the Office of the Whistleblower web page for additional information about the program, the Dodd-Frank statute, the final rules, how to submit a tip, complaint, or referral, and how to apply for an award.

The Dodd-Frank Act also expressly prohibits retaliation by employers against whistleblowers and provides them with a private cause of action in the event that they are discharged or discriminated against by their employers in violation of the Act.

Procedure

•	Foundry has adopted the following procedures and controls regarding the firm’s whistleblower policy.
•	Whistleblowers may contact the CCO by email, direct mail or telephone. All personnel are trained that upon receiving whistleblower information to forward it to the CCO.
•	While Foundry encourages associates to feel comfortable reporting unethical conduct directly to the firm, if an associate does not feel this is an option, they may report the issue directly to the SEC.
•	The CCO shall ensure that as part of the annual compliance meeting conducted by the CCO or designee(s) or another suitable method, that associates are instructed upon the whistleblower requirements and retrained concerning the proper protocol upon receipt of applicable disclosures. Additionally, associates shall be notified that the CCO is the internal contact for
•	whistleblower actions and methods for contact in order to ensure confidentiality.
•	Any questions pertaining to the above should be addressed with the CCO.

Implementation Date: December 20th, 2016

Most Recent Amendment Date: December 20th, 2016

MAINTENANCE AND REVIEW OF THE COMPLIANCE PROGRAM

Policies and Procedures

The Code of Ethics and Compliance Manual

Foundry Partners has adopted this Manual, which includes the Code of Ethics, in order to reflect the Company’s obligations under the Federal Securities Laws, including the Advisers Act and associated rules. The CCO is responsible for maintaining the Manual; Employees should notify the CCO immediately if the Manual does not address a material compliance risk or is inconsistent with Foundry Partners’ practices. Employees are prohibited from modifying the Manual without the CCO’s written approval.

Annual Compliance Reviews

The CCO performs a comprehensive annual review of Foundry Partners’ compliance program. This review incorporates any compliance matters that arose during the preceding year, any substantive changes in Foundry Partners’ business activities, and any applicable regulatory developments. During each annual review, the CCO evaluates and reviews the implementation of Foundry Partners’ written policies and procedures. Following each review, the CCO prepares a written report that identifies any substantive findings.

Ongoing Monitoring and Forensic Testing

Foundry Partners’ CCO or a designee will monitor and periodically test Employees’ compliance with the Company’s policies and procedures. In addition to contemporaneous monitoring of individual transactions and other activities, the CCO and other managers periodically analyze Foundry Partners’ books and records to detect patterns that may be indicative of compliance breaches.

Training

Foundry Partners’ CCO or a designee will review applicable compliance policies and procedures with all new Employees. The CCO will also conduct compliance training with Employees, either individually or in groups, as necessary.

The CCO

The CCO reports directly to Foundry Partners’ CEO, and has full authority to implement Foundry Partners’ compliance program. Employees should notify the CCO immediately if Foundry Partners appears to have failed to identify or appropriately address any compliance issue.

Inspection by Regulators

The SEC conducts periodic risk-based inspections and examinations of federally registered investment advisory firms, including Foundry, to ensure compliance with federal securities laws. Examination cycles may vary from adviser to adviser based on the type of systemic risks associated with that firm’s business model.

In the event of an announced or unannounced inspection by the SEC, the CCO must be notified immediately upon the examination team’s arrival or notice. The CCO is responsible for overseeing the inspection and coordinating all interviews with Supervised Persons and document production. Employees should avoid engaging in any business related conversations with the examiners without the CCO being present.

Implementation Date: February 1, 2013

Most Recent Amendment Date: December 20, 2016

REVIEW OF THIRD-PARTY SERVICE PROVIDERS

Policies and Procedures

Foundry Partners must conduct due diligence prior to retaining any third-party service providers that are involved in Foundry Partners’ provision of investment advisory services, or that have contact with Clients. Foundry Partners will maintain any documentation associated with this due diligence process.

The Responsible Employees for review must:

•	Ensure that they understand the specific services to be provided;
•	Ensure that the service provider’s obligations are described in detail in a written contract executed by the provider;
•	Ensure that the cost of services is reasonable relative to the value, particularly with respect to any services paid for by Clients;
•	Review the provider’s service levels at least annually. While such reviews may be informal, the Responsible Employee should, at a minimum, elicit feedback from those Employees who actually use the services. More detailed reviews of service providers, including on-site visits or the review of due diligence questionnaires, may be conducted as necessary.
•	Notify the CCO when each review is complete. The Responsible Employee should tell the CCO about any material findings, and should provide the CCO with copies of any documentation or work papers associated with the review.

Implementation Date: February 1, 2013

Most Recent Amendment Date: January 2, 2014

PORTFOLIO MANAGEMENT AND REVIEWS

Policies and Procedures

Portfolio management is a dynamic activity that requires ongoing analysis of Clients’ holdings. Foundry Partners’ portfolio management staff will be mindful of each Client’s financial situation and investment objectives when making investment recommendations and will always seek to comply with any Client- imposed investment restrictions.

Account Reviews

Clients’ accounts will be reviewed at least annually by Client Services and on an ad hoc basis, when appropriate. The CCO or designee will review a sample of Foundry Partners’ accounts under management on a quarterly basis to ensure compliance with Clients’ investment objectives and any investment restrictions. The CCO or designee will document the review, the accounts reviewed, and any irregularities or other identified issues. The CCO or designee will work with investment personnel to determine whether any issues warrant changes to the Company’s policies or procedures.

Contact with Clients

Employees who are in frequent contact with Clients should periodically inquire as to whether a Client’s financial situation or investment objectives have changed. Any changes to a Client’s investment objectives must be documented in the Client file and promptly confirmed in writing to the Client.

Clients may occasionally try to elicit tax or legal advice from Employees. Employees should inform any such Clients that they are prohibited from rendering tax or legal advice.

Implementation Date: February 1, 2013

Most Recent Amendment Date: December 20, 2016

PROXY VOTING AND CLASS ACTIONS

Policies and Procedures

Proxy Voting

Proxies are assets of Foundry Partners’ Clients that must be voted with diligence, care, and loyalty. Foundry Partners will generally seek to vote proxies in a way that maximizes the value of Clients’ assets. However, Foundry Partners will document and abide by any specific proxy voting instructions conveyed by a Client with respect to that Client’s securities. The COO or a designee coordinates Foundry Partners’ proxy voting process.

Rule 204-2(c)(ii) under the Advisers Act requires Foundry Partners to maintain certain books and records associated with its proxy voting policies and procedures. Foundry Partners’ recordkeeping obligations are described in the Maintenance of Books and Records section of this Manual. The COO will ensure that Foundry Partners complies with all applicable recordkeeping requirements associated with proxy voting.

Absent specific Client instructions, Foundry Partners has adopted the following proxy voting procedures designed to ensure that proxies are properly identified and voted, and that any conflicts of interest are addressed appropriately:

•	Foundry Partners shall maintain a list of all Clients for which it votes proxies. The list will be maintained either in hard copy or electronically and updated by the COO who will obtain proxy voting information from client agreements.
•	Foundry Partners uses a third-party proxy voting service provider, to assist in its proxy voting process.
•	For any client who has provided specific voting instructions, Foundry Partners shall vote that client’s proxy in accordance with the Client’s written instructions.
•	Foundry Partners will retain the following information in connection with each proxy vote:

o	The Issuer’s name;
o	The security’s ticker symbol or CUSIP, as applicable;
o	The shareholder meeting date;
o	The number of shares that Foundry Partners voted;
o	A brief identification of the matter voted on;
o	Whether the matter was proposed by the Issuer or a security-holder;
o	Whether Foundry Partners cast a vote;
o	How Foundry Partners cast its vote (for the proposal, against the proposal, or abstain); and
o	Whether Foundry Partners cast its vote with or against management.

In the event that Foundry Partners votes the same proxy in two directions, it shall maintain documentation to support its voting (this may occur if a Client requires Foundry Partners to vote a certain way on an issue, while Foundry Partners deems it beneficial to vote in the opposite direction for its other Clients) in the permanent file.

•	Proxies received after a Client terminates its advisory relationship with Foundry Partners will not be voted. Foundry Partners will return such proxies to the sender, along with a statement indicating that Foundry Partners’ advisory relationship with the Client has terminated, and that future proxies should not be sent to Foundry Partners.

Class Actions

The Portfolio Managers will determine whether Clients will (a) participate in a recovery achieved through class actions, or (b) opt out of the class action and separately pursue their own remedy. Employees must notify the CCO if they are aware of any material conflict of interest associated with Clients’ participation in class actions.

Disclosures to Clients

Foundry Partners includes a description of its policies and procedures regarding proxy voting in Part 2A of Form ADV, along with a statement that Clients can contact the CCO to obtain a copy of these policies and procedures and information about how Foundry Partners voted with respect to the Client’s securities. Any request for information about proxy voting or class actions should be promptly forwarded to the CCO, who will respond to any such requests. Foundry Partners does not disclose the way it voted proxies to unaffiliated third parties without a legitimate need to know such information.

Implementation Date: February 1, 2013

Most Recent Amendment Date: January 2, 2014

TRADING

Policies and Procedures

Foundry Partners has instituted policies and procedures to ensure that it will place Client transactions with appropriate care and diligence, seek best execution, treat all Clients fairly, and disclose all material conflicts of interest.

Only authorized persons are to trade on behalf of Foundry Clients. Any deviations from Foundry Partners’ Trading policies and procedures must be approved in advance by the CCO.

General Trading Procedures

•	Foundry Partners will place trade orders from Portfolio Managers based on a First In and First Out (“FIFO”) policy, unless otherwise noted in this Trading policies and procedures.
•	The Trader decides upon the appropriate means of executing the trade.
•	Trades are communicated to broker-dealers by telephone, instant messaging, electronic trading system, or Foundry Partners’ order management system.
•	Foundry Partners’ order management system creates and maintains a trade ticket for each trade. Pursuant to Rule 204-2(a)(3) under the Advisers Act, the trade ticket must show:

o	The terms and conditions of the order, instruction, modification, or cancellation;
o	The person at Foundry Partners who recommended the trade;
o	The person at Foundry Partners who placed the trade;
o	The Client account(s) for which the trade was entered;
o	If applicable, how the trade will be allocated among Clients;
o	The date the trade was entered;
o	The broker-dealer or bank with which the trade was placed; and
o	Whether the order was placed pursuant to Foundry Partners’ discretionary authority.

•	Foundry Partners will ensure that each trade is confirmed in writing by the executing broker- dealer upon completion of the trade. Confirmations are delivered electronically. Each confirmation must include:

o	The security traded;
o	Whether the trade was a buy or a sell;
o	The price;
o	The quantity traded;
o	The trade date;
o	The settlement date; and
o	All commissions, taxes, and other settlement charges.

•	The Operations Team will reconcile all trade tickets against broker-dealer confirms to detect trade breaks, improper allocations, or other potential trade errors. Foundry Partners’ policies and procedures regarding trade errors are described in the Investing/Trading Errors section of this Manual.